Exhibit 1.1

Execution Version

WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.

CERTIFICATE PURCHASE AGREEMENT

May 11, 2007

WACHOVIA CAPITAL MARKETS, LLC
301 South College Street
One Wachovia Center
Charlotte, North Carolina 28288

Ladies and Gentlemen:

                    Wachovia Commercial Mortgage Securities, Inc., a North Carolina corporation (the “Seller”), has issued its Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2007-C31 (the “Certificates”), in thirty-two (32) classes (each, a “Class”) as designated in the Memorandum (as defined below).  The Seller proposes to sell to you (the “Initial Purchaser”) the Certificates identified in Schedule I hereto (the “Purchased Certificates”), pursuant to this Certificate Purchase Agreement, dated May 11, 2007 (this “Agreement”), between the Seller and the Initial Purchaser.

                    The Certificates will evidence beneficial ownership interests in a trust fund (the “Trust Fund”) to be formed by the Seller and consisting primarily of a segregated pool of one hundred eighty-nine (189) multifamily and commercial mortgage loans having an aggregate principal balance of $5,845,468,231 as of the Cut-Off Date (the “Mortgage Loans”).  One hundred twelve (112) of the Mortgage Loans (the “Wachovia Mortgage Loans”), having an aggregate principal balance of $4,136,224,533 as of the Cut-Off Date, were acquired by the Seller from Wachovia Bank, National Association (“Wachovia”) pursuant to a mortgage loan purchase agreement, dated as of May 1, 2007 (the “Wachovia Mortgage Loan Purchase Agreement”), between Wachovia and the Seller.  Forty-three (43) of the Mortgage Loans (the “Nomura Mortgage Loans”), having an aggregate principal balance of $889,016,935 as of the Cut-Off Date, were acquired by the Seller from Nomura Credit & Capital, Inc. (“Nomura”) pursuant to a mortgage loan purchase agreement, dated as of May 1, 2007 (the “Nomura Mortgage Loan Purchase Agreement”), between Nomura and the Seller.  Thirty-four (34) of the Mortgage Loans (the “Barclays Mortgage Loans”), having an aggregate principal balance of $820,226,763 as of the Cut-Off Date, were acquired by the Seller from Barclays Capital Real Estate Inc. (“Barclays”) pursuant to a mortgage loan purchase agreement, dated as of May 1, 2007 (the “Barclays Mortgage Loan Purchase Agreement” and, together with the Wachovia Mortgage Loan Purchase Agreement and the Nomura Mortgage Loan Purchase Agreement, the “Mortgage Loan Purchase Agreements”), between Barclays and the Seller.  Each of Wachovia, Nomura and Barclays is referred to herein, individually, as a “Mortgage Loan Seller” and, together, as the “Mortgage Loan Sellers”.

                     The Certificates will be issued on May 23, 2007 (the “Closing Date”) pursuant to a pooling and servicing agreement (the “Pooling and Servicing Agreement”), dated as of May 1, 2007, among the Seller, Wachovia Bank, National Association, as master servicer (in such capacity, the “Master Servicer”), LNR Partners, Inc., as special servicer (the “Special Servicer”)

and Wells Fargo Bank, N.A., as trustee (the “Trustee”).  The Purchased Certificates will not be registered under the Securities Act of 1933, as amended (the “1933 Act”).  The Purchased Certificates and the Mortgage Loans are described more fully in the Preliminary Private Placement Memorandum, dated May [  ], 2007 relating to the Purchased Certificates (including all exhibits thereto, the “Preliminary Memorandum”) and the Private Placement Memorandum, dated May 11, 2007, relating to the Purchased Certificates (including all exhibits thereto, the “Memorandum”), each of which the Seller has furnished to the Initial Purchaser.

                      Capitalized terms used but not defined herein will have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

1.	Representations and Warranties.

(a)	The Seller represents and warrants to, and agrees with, the Initial Purchaser that:

                     (i)          The Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of North Carolina with corporate power and authority to own, lease or operate its properties and to conduct its business as now conducted by it and to enter into and perform its obligations under this Agreement and the Pooling and Servicing Agreement; and the Seller is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business.

                     (ii)          The Seller is not in violation of its certificate of incorporation or by-laws or in default under any agreement, indenture or instrument the effect of which violation or default would be material to the Seller or which violation or default would have a material adverse effect on the performance of its obligations under this Agreement, the Pooling and Servicing Agreement or the Mortgage Loan Purchase Agreements.  Neither the issuance and sale of the Purchased Certificates, nor the execution and delivery by the Seller of this Agreement, the Pooling and Servicing Agreement or the Mortgage Loan Purchase Agreements, nor the consummation by the Seller of any of the transactions herein or therein contemplated, nor compliance by the Seller with the provisions hereof or thereof, does or will conflict with or result in a breach of any term or provision of the certificate of incorporation or by-laws of the Seller or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any indenture or other agreement or instrument to which the Seller is a party or by which it or any of its material assets is bound, or any statute, order or regulation applicable to the Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Seller.

                     (iii)          As of the Closing Date, the Purchased Certificates, the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements will conform in all material respects to the descriptions thereof contained in the Memorandum.  As of the Closing Date, the Purchased Certificates will be duly and validly authorized for issuance and sale pursuant to this Agreement and the Pooling and Servicing Agreement (or will have been so authorized prior to the issuance of the Purchased Certificates) and, when duly and validly executed, authenticated and delivered in accordance with the Pooling and Servicing Agreement to you against payment therefor in accordance with this Agreement, the Purchased Certificates will be duly and validly issued and outstanding and entitled to the benefits provided by the Pooling and Servicing Agreement.

                     (iv)          No authorization, approval or consent of any court or governmental authority or agency is necessary in connection with the offering, issuance or sale of the Purchased Certificates pursuant to this Agreement and the Pooling and Servicing Agreement, except such as have been, or as of the Closing Date will have been, obtained or such as may otherwise be required under applicable state securities laws in connection with the purchase and offer and sale of the Purchased Certificates by the Initial Purchaser and any recordation of the respective assignments of the Mortgage Loans to the Trustee required under the Pooling and Servicing Agreement that have not yet been completed.

                     (v)          This Agreement has been, and as of the Closing Date each of the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and each of the Indemnification Agreements (hereinafter defined) will be, duly authorized, executed and delivered by the Seller.  This Agreement constitutes, and as of the Closing Date each of the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and each of the Indemnification Agreements will constitute, a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by (A) bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws affecting the enforcement of the rights of creditors generally, (B) general principles of equity, whether enforcement is sought in a proceeding in equity or at law, and (C) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification from securities law liabilities.

                     (vi)          Assuming that the transfer of the Mortgage Loans from the Mortgage Loan Sellers to the Seller, as purchaser, pursuant to the Mortgage Loan Purchase Agreements is characterized as a sale, immediately prior to the assignment of the Mortgage Loans to the Trustee, the Seller will have good title to, and will be the sole owner of, each Mortgage Loan, free and clear of any pledge, mortgage, lien, security interest or other encumbrance.  In the alternative, should the transfer of the Mortgage Loans from each of the Mortgage Loan Sellers to the Seller, as purchaser, pursuant to the Mortgage Loan Purchase Agreements be characterized as a secured borrowing rather than a sale of such Mortgage Loans, then immediately prior to the assignment of the Mortgage Loans to the Trustee, the Seller will have a perfected security interest in such Mortgage Loans.

                     (vii)          Neither the Seller nor the Trust Fund is, and neither the issuance and sale of the Purchased Certificates in the manner contemplated by the Memorandum nor the activities of the Trust Fund pursuant to the Pooling and Servicing Agreement will cause the Seller or the Trust Fund to be an “investment company” or under the control of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

                     (viii)          Under generally accepted accounting principles (“GAAP”) and for federal income tax purposes, the Seller will report the transfer of the Mortgage Loans to the Trustee in exchange for the Certificates and the sale of the Purchased Certificates to the Initial Purchaser pursuant to this Agreement as a sale of the interests in the Mortgage Loans evidenced by the Purchased Certificates.  The consideration received by the Seller upon the sale of the Purchased Certificates to the Initial Purchaser will constitute reasonably equivalent value and fair consideration for the Purchased Certificates.  The Seller will be solvent at all relevant times prior to, and will not be rendered insolvent by, the sale of the Purchased Certificates to the Initial Purchaser and the transfer of the Mortgage Loans to the Trustee on behalf of the Trust Fund.  The Seller is not selling the Purchased Certificates to the Initial Purchaser or transferring the Mortgage Loans to the Trustee on behalf of the Trust Fund with any intent to hinder, delay or defraud any of the creditors of the Seller.

                     (ix)          At the Closing Date, the respective classes of Purchased Certificates shall have been assigned ratings no lower than those set forth in Schedule I hereto by the nationally recognized statistical rating organizations identified in Schedule I hereto (the “Rating Agencies”).

                     (x)          Any taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement, the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements and the execution, delivery and sale of the Purchased Certificates payable by the Seller (other than such federal, state and local taxes as may be payable on the income or gain recognized therefrom) have been paid or will be paid at or prior to the Closing Date.

                     (xi)          Neither the Seller nor anyone acting on its behalf has (A) offered, pledged, sold, disposed of or otherwise transferred any Purchased Certificate, any interest in any Purchased Certificate or any other similar security to any person in any manner, (B) solicited any offer to buy or to accept a pledge, disposition or other transfer of any Purchased Certificate, any interest in any Purchased Certificate or any other similar security from any person in any manner, (C) otherwise approached or negotiated with respect to any Purchased Certificate, any interest in any Purchased Certificate or any other similar security with any person in any manner, (D) made any general solicitation by means of general advertising or in any other manner, or (E) taken any other action, that (in the case of any of the acts described in clauses (A) through (E) above) would constitute a distribution of any Purchased Certificate under the 1933 Act, or would render the disposition of any Purchased Certificate a violation of Section 5 of the 1933 Act or any state securities law or require registration or qualification pursuant thereto.  In addition, the Seller will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Purchased Certificates.

                     (xii)          There is no action, suit or proceeding against the Seller pending, or, to the knowledge of the Seller, threatened, before any court, arbitrator, administrative agency or other tribunal (A) asserting the invalidity of this Agreement, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements or the Purchased Certificates, (B) seeking to prevent the issuance of the Purchased Certificates or the consummation by the Seller of any of the transactions contemplated by the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements or this Agreement, as the case may be, (C) which might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, the Pooling and Servicing Agreement, this Agreement, the Mortgage Loan Purchase Agreements or the Purchased Certificates, or (D) seeking to affect adversely the federal income tax attributes of the Purchased Certificates as described in the Memorandum.

                     (xiii)          The Seller possesses all material licenses, certificates, authorities or permits issued by appropriate state, federal, or foreign regulatory agencies or bodies necessary to conduct the business now conducted by it, and the Seller has not received notice of any proceedings relating to the revocation or modification of any such license, certificate, authority or permit which if decided adversely to the Seller would singly, or in the aggregate, materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Seller.

                     (xiv)          At the Closing Date, each of the representations and warranties of the Seller set forth in the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements will be true and correct in all material respects.

                     (xv)          Each of the Preliminary Memorandum and the Memorandum does not, as of the date thereof, and will not, as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Seller makes no representations or warranties as to (x) statements contained in or omitted from the Preliminary Memorandum or the Memorandum or any amendment or supplement thereto made in reliance upon and in conformity with information furnished in writing to the Seller by or on behalf of the Initial Purchaser through you specifically for use in the Preliminary Memorandum or the Memorandum, or (y) the Mortgage Loan Seller Covered Information (as defined in Section 6(a)(i) hereof) or (z) any information with respect to which either the Master Servicer (the “Master Servicer Covered Information”), the Special Servicer (the “Special Servicer Covered Information”) or the Trustee (the “Trustee Covered Information”) provides indemnification pursuant to the Master Servicer Indemnification Agreement, the Special Servicer Indemnification Agreement or the Trustee Indemnification Agreement, as applicable (each as defined in Section 5(a)(i)(C) hereof).

(b) Wachovia represents and warrants to, and agrees with, the Initial Purchaser that:

                     (i)          Wachovia is a national banking association validly existing under the laws of the United States of America and possesses all requisite authority, power, licenses, permits and franchises to carry on its business as currently conducted by it and to execute, deliver and comply with its obligations under the terms of this Agreement.

                     (ii)          This Agreement has been duly and validly authorized, executed and delivered by Wachovia and, assuming due authorization, execution and delivery hereof by the Seller and the Initial Purchaser, constitutes a legal, valid and binding obligation of Wachovia, enforceable against Wachovia in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights in general, as they may be applied in the context of the insolvency of a national banking association, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law), and by public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement which purport to provide indemnification from liabilities under applicable securities laws.

                     (iii)          The execution and delivery of this Agreement by Wachovia and Wachovia’s performance and compliance with the terms of this Agreement will not (A) violate Wachovia’s articles of association or by-laws, (B) violate any law or regulation or any administrative decree or order to which it is subject or (C) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any contract, agreement or other instrument to which Wachovia is a party or by which Wachovia is bound.

                     (iv)          Wachovia is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental agency or body, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Wachovia or its properties or have consequences that would materially and adversely affect its performance hereunder.

                     (v)          Wachovia is not a party to or bound by any agreement or instrument or subject to any articles of association, by-laws or any other corporate restriction or any judgment, order, writ, injunction, decree, law or regulation that would materially and adversely affect the ability of Wachovia to perform its obligations under this Agreement or that requires the consent of any third person to the execution of this Agreement or the performance by Wachovia of its obligations under this Agreement (except to the extent such consent has been obtained).

                     (vi)          No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Wachovia of or compliance by Wachovia with this Agreement or the consummation of the transactions contemplated by this Agreement except as have previously been obtained.

                     (vii)          No litigation is pending or, to the best of Wachovia’s knowledge, threatened against Wachovia that would prohibit its entering into this Agreement or materially and adversely affect the performance by Wachovia of its obligations under this Agreement.

(viii) Each representation and warranty of the Seller set forth in Section 1(a) hereof is true and correct as of the date hereof or as of the date specified in such representation and warranty.

(c) The Initial Purchaser represents and warrants to, and agrees with, the Seller that:

                     (i)          The Initial Purchaser is acquiring the Purchased Certificates for its own account and not with a view to or for sale or transfer in connection with any distribution thereof in any manner that would violate the 1933 Act, or any applicable state securities laws (it being acknowledged, however, that the Initial Purchaser is acquiring the Purchased Certificates with an intent to resell such as contemplated by the Memorandum).

                     (ii)          The Initial Purchaser understands that the Purchased Certificates have not and will not be registered under the 1933 Act or registered or qualified under any applicable state securities laws, neither the Seller nor the Trustee is obligated so to register or qualify the Purchased Certificates and the Purchased Certificates may not be resold or transferred unless they are (A) registered pursuant to the 1933 Act and registered and qualified pursuant to any applicable state securities laws or (B) sold or transferred in transactions which are exempt from such registration and qualification, and for every transfer of the Purchased Certificates subsequent to the initial sale of the Purchased Certificates by the Initial Purchaser, the registrar for the Purchased Certificates (the “Certificate Registrar”) has received either (1) certifications from both the transferor and transferee (substantially in the forms attached to the Pooling and Servicing Agreement) setting forth the facts surrounding the transfer or (2) an opinion of counsel satisfactory to the Certificate Registrar with respect to the availability of such exemption, together with copies of the certification(s) from the transferor and/or transferee setting forth the facts surrounding the transfer upon which such opinion is based.

                     (iii)          The Initial Purchaser will not sell or otherwise transfer any portion of its interest in the Purchased Certificates except in compliance with the provisions of the Pooling and Servicing Agreement (it being understood that no delivery of any certification or opinion contemplated by paragraph (c)(ii) above shall be required in connection with the initial sale of the Purchased Certificates by the Initial Purchaser).

                     (iv)          Neither the Initial Purchaser nor anyone acting on its behalf has (A) offered, pledged, sold, disposed of or otherwise transferred any Purchased Certificate, any interest in any Purchased Certificate or any other similar security to any person in any manner, (B) solicited any offer to buy or to accept a pledge, disposition or other transfer of any Purchased Certificate, any interest in any Purchased Certificate or any other similar security from any person in any manner, (C) otherwise approached or negotiated with respect to any Purchased Certificate, any interest in any Purchased Certificate or any other similar security with any person in any manner, (D) made any general solicitation by means of general advertising or in any other manner or (E) taken any other action, that (in the case of any of the acts described in clauses (A) through (E) above) would constitute a distribution of any Purchased Certificates under the 1933 Act, or would render the disposition of any Purchased Certificates a violation of Section 5 of the 1933 Act or any state securities law or require registration or qualification pursuant thereto.  The Initial Purchaser will not act, nor has it authorized nor will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Purchased Certificates.

                     (v)          The Initial Purchaser has been furnished with all information regarding (A) the Seller, (B) the Purchased Certificates and distributions thereon, (C) the Pooling and Servicing Agreement and the Trust Fund, (D) the nature, performance and servicing of the Mortgage Loans and (E) all related matters, that it has requested.

                     (vi)          The Initial Purchaser is an “accredited investor” as defined in Rule 501(a) under the 1933 Act or a “qualified institutional buyer” as defined in Rule 144A under the 1933 Act.  The Initial Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Purchased Certificates; the Initial Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Initial Purchaser is able to bear the economic risks of such an investment and can afford a complete loss of such investment.

                     (vii)          The Initial Purchaser is not (A) a “Plan” (defined as any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, that is subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) or (B) any person who is directly or indirectly purchasing the Purchased Certificates on behalf of, as named fiduciary of, as trustee of or with assets of a Plan.

                     (viii)          The Initial Purchaser has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services And Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Privately Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply, and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the certificates in, from or otherwise involving the United Kingdom;

                     (ix)          in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), it has not made and will not make an offer of Privately Offered Certificates to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Privately Offered Certificates which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member

State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the relevant implementation date, make an offer of Privately Offered Certificates to the public in that Relevant Member State at any time:

(A) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

                    (B)          to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(C) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Privately Offered Certificates to the public” in relation to any Privately Offered Certificates in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Privately Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe the Privately Offered Certificates, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means the European Commission Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

                    2.          Purchase and Sale.

                    Subject to the terms and conditions herein set forth and in reliance upon the representations and warranties herein contained, the Seller agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Seller, at the related purchase price on Schedule I hereto, Purchased Certificates of each class thereof having the actual certificate principal amount or notional amount of such Class set forth in Schedule I hereto.  There will be added to the purchase price of the Purchased Certificates an amount equal to interest accrued thereon pursuant to the terms thereof from May 1, 2007, to but excluding the Closing Date.

                    3.          Delivery and Payment.

                    Payment of the aggregate purchase price for, and delivery of, the Purchased Certificates shall be made at 10:00 A.M. New York City time on May 23, 2007, which date and time may be postponed by agreement between the Initial Purchaser and the Seller (such time and date of payment and delivery, the “Closing Date”).  The Purchased Certificates will be initially issued and delivered in fully registered form, in the form of beneficial interests in one or more restricted global Certificates, deposited with the Trustee as custodian for The Depository Trust Company or any successor, and the Seller shall include such Purchased Certificates for quotation on the Private Offerings, Resales and Trading through Automated Linkages Market.  Payment shall be made to the Seller in immediately available federal funds wired to such bank as may be designated by the Seller, against delivery of the Purchased Certificates.  The Purchased Certificates shall be in such authorized denominations and registered in such names as the Initial Purchaser may request in writing at least two business days before the Closing Date.  The Purchased Certificates will be made available for examination by the Initial Purchaser not later than 10:00 A.M. New York City time on the last business day prior to the Closing Date.  Delivery of the Purchased Certificates shall be made through the Same Day Funds Settlement System of The Depository Trust Company.

                    4.          Offering by the Initial Purchaser.

                    It is understood that the Initial Purchaser proposes to privately place the Purchased Certificates with a limited number of institutional investors in accordance with the terms of the Pooling and Servicing Agreement.  The Initial Purchaser shall not place any Purchased Certificates without first having delivered to any such institutional investor a copy of the Preliminary Memorandum and the Memorandum.

                    5.          Conditions to the Obligations of the Initial Purchaser.

                    The obligations of the Initial Purchaser to purchase the Purchased Certificates shall be subject to: (i) the accuracy of the representations and warranties on the part of each of the Seller and Wachovia contained herein as of the date hereof and as of the Closing Date, (ii) the performance by each of the Seller and Wachovia of its obligations hereunder and (iii) the following conditions:

(a) On the Closing Date, the Initial Purchaser shall have received:

(i) One or more opinions, dated the Closing Date, of Dechert LLP, special counsel to the Seller, in form and substance satisfactory to the Initial Purchaser, substantially to the effect that:

                             (A)          The Seller is a corporation in good standing under the laws of the State of North Carolina and has the corporate power and authority to enter into and perform its obligations under each of the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and this Agreement.

(B) Each of the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and this Agreement has been duly authorized, executed and delivered by the Seller.

                              (C)          Each of (i) the Master Servicer Indemnification Agreement, dated as of May [  ], 2007, among the Seller, the Master Servicer and the Underwriters (the “Master Servicer Indemnification Agreement”), (ii) the Special Servicer Indemnification Agreement, dated as of May [  ], 2007, among the Seller, the Special Servicer and the Underwriters (the “Special Servicer Indemnification Agreement”) and (iii) the Trustee Indemnification Agreement, dated as of May [  ], 2007, among the Seller, the Trustee and the Underwriters

(the “Trustee Indemnification Agreement” and, collectively with the Master Servicer Indemnification Agreement and the Special Servicer Indemnification Agreement, the “Indemnification Agreements”) has been duly authorized, executed and delivered by the Seller.

                              (D)          Each of this Agreement, the Pooling and Servicing Agreement, the Indemnification Agreements and the Mortgage Loan Purchase Agreements, constitutes a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that the enforcement of rights with respect to indemnification and contribution obligations and provisions (a) purporting to waive or limit rights to trial by jury, oral amendments to written agreements or rights of set off, (b) relating to submission to jurisdiction, venue or service of process, (c) relating to interest on interest provisions, or (d) relating to severability clauses, may be limited by applicable law or considerations of public policy.

                              (E)          When they have been duly executed, countersigned and delivered in the manner contemplated in the Pooling and Servicing Agreement and paid for by the Initial Purchaser pursuant to this Agreement, the Purchased Certificates will be validly issued and outstanding and entitled to the benefits provided by the Pooling and Servicing Agreement.

                              (F)          Assuming the accuracy of the representations and warranties in this Agreement and compliance with the terms and provisions of the Pooling and Servicing Agreement and this Agreement, it is not necessary in connection with the offer and sale of the Purchased Certificates by the Seller to the Initial Purchaser or by the Initial Purchaser to purchasers of the Purchased Certificates from the Initial Purchaser, under the circumstances contemplated by this Agreement and the Pooling and Servicing Agreement, to register the Purchased Certificates under the 1933 Act.

                              (G)          The Pooling and Servicing Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended.  The Trust Fund is not required to be registered under the Investment Company Act of 1940, as amended.

                              (H)          The statements set forth in the Preliminary Memorandum and the Memorandum under the headings “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” and  “ERISA CONSIDERATIONS”, to the extent they apply to the Purchased Certificates and to the extent that they constitute matters of federal law or legal conclusions with respect thereto, are correct in all material respects with respect to those consequences or aspects that are discussed.

                              (I)          No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Seller of the transactions contemplated by the Pooling and Servicing Agreement and this Agreement, except for those consents, approvals, authorizations or orders that previously have been obtained, as may be required under federal or state securities laws, and such real estate filings as may be required in connection with the transfer of the Mortgage Loans and the other matters contemplated under the Pooling and Servicing Agreement.

                              (J)          Neither the offer and sale of the Purchased Certificates nor the consummation of any other of the transactions contemplated in or the fulfillment of the terms of the Pooling and Servicing Agreement and this Agreement, will conflict with or result in a breach or violation of any term or provision of, or constitute a default (or an event which with the passing of time or notification, or both, would constitute a default) under, the articles of incorporation or by-laws of the Seller or, to such counsel’s knowledge, any indenture or other agreement or instrument to which the Seller is a party or by which it is bound, or to such counsel’s knowledge, any order of any State of North Carolina or federal court, regulatory body, administrative agency or governmental body having jurisdiction over the Seller.

                              (K)          To the knowledge of such counsel, there are no actions, proceedings or investigations pending before or threatened by any court, administrative agency or other tribunal to which the Seller is a party or of which any of its properties is the subject (a) which, if adversely determined, would have a material adverse effect on the business or financial condition of the Seller, (b) asserting the invalidity of the Pooling and Servicing Agreement, this Agreement or the Purchased Certificates, (c) seeking to prevent the issuance of the Purchased Certificates or the consummation by the Seller of any of the transactions contemplated by the Pooling and Servicing Agreement or this Agreement or (d) which, if adversely determined, might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of the Pooling and Servicing Agreement, this Agreement.

                              (L)          Assuming compliance with all provisions of the Pooling and Servicing Agreement, for federal income tax purposes, (1) both the REMIC I and REMIC II will qualify as a real estate mortgage investment conduit (a “REMIC”) within the meaning of Sections 860A through 860G under the Code, (2) the Class R-I Certificates will represent the sole class of “residual interests” in REMIC I, (3) the Class R-II Certificates will be the sole class of “residual interests” in REMIC II, and the Class A-1, Class A-2, Class A-3, Class A-4, Class A-PB, Class A-5, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class X-P, Class X-C and Class X-W Certificates and the Class A-5FL Regular Interest will be the “regular interests” in REMIC II, and (4) the Class A-5FL Certificates will represent an undivided interest in a portion of the Trust Fund treated as a grantor trust under Subpart E,

Part I of subchapter J of the Code, which includes the Class A-5FL Regular Interest, the Floating Rate Account and the beneficial interest in the Swap Contract and (5) the portion of the Trust Fund consisting of the Additional Interest and the Additional Interest Account (as such terms are defined in the Pooling and Servicing Agreement) will be treated as a grantor trust for federal income tax purposes under subpart E, Part I of subchapter J of the Code and the Class Z Certificates will represent an undivided beneficial interest in such grantor trust.

                          (ii)         One or more opinions, dated the Closing Date, of Lars A. Carlsten, counsel to Wachovia, except with respect to the opinion referenced in Section 5(a)(ii)(C) which shall be provided by Dechert LLP, in form and substance satisfactory to the Initial Purchaser, substantially to the effect that:

                              (A)          Wachovia is a national banking association validly existing under the laws of the United States of America and has the corporate power and authority to enter into and perform its obligations under this Agreement.

(B) This Agreement has been duly authorized, executed and delivered by Wachovia.

                              (C)          This Agreement, upon due authorization, execution and delivery by the other parties thereto, will constitute a valid, legal and binding agreement of Wachovia, enforceable against Wachovia in accordance with its terms, except as enforceability may be limited by (a) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors generally, as they may be applied in the context of the insolvency of a national banking association, (b) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law, and (c) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of provisions which purport to provide indemnification from securities law liabilities.

                              (D)          No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by Wachovia and the Seller of the transactions contemplated by this Agreement except for those consents, approvals, authorizations or orders that previously have been obtained, as may be required under federal or state securities laws, and such real estate filings as may be required in connection with the transfer of the Mortgage Loans and the other matters contemplated under the Wachovia Mortgage Loan Purchase Agreement.

                              (E)          The fulfillment of the terms of this Agreement will not conflict with or result in a breach or violation of any term or provision of, or constitute a default (or an event which, with the passing of time or notification, or both, would constitute a default) under, the articles of association or by-laws of

Wachovia or, to such counsel’s knowledge, any indenture or other agreement or instrument to which Wachovia is a party or by which it is bound, or to such counsel’s knowledge, any order of any federal court, regulatory body, administrative agency or governmental body having jurisdiction over Wachovia.

                              (F)          To the knowledge of such counsel, there are no actions, proceedings or investigations pending before or threatened by any court, administrative agency or other tribunal to which Wachovia is a party or of which any of its properties is the subject (a) which, if adversely determined, would have a material adverse effect on the business or financial condition of Wachovia, (b) asserting the invalidity of this Agreement, (c) seeking to prevent the consummation by Wachovia of any of the transactions contemplated by this Agreement or (d) which, if adversely determined, might materially and adversely affect the performance by Wachovia of its obligations under, or the validity or enforceability of this Agreement.

                          (iii)          An opinion, dated the Closing Date, of counsel to the Initial Purchaser, reasonably acceptable to the Initial Purchaser; and any opinions delivered in connection with the transactions contemplated hereby to the Rating Agencies.

                    (b)          The Seller shall have delivered to the Initial Purchaser a certificate, dated the Closing Date, of the President, a Senior Vice President or a Vice President of the Seller to the effect that the signer of such certificate has examined, or has relied upon an examination conducted by appropriate persons authorized by him, of this Agreement, the Memorandum, the Pooling and Servicing Agreement and various other closing documents, and that, to the best of his or her knowledge after reasonable investigation:

(i) the representations and warranties of the Seller in this Agreement are true and correct in all material respects; and

(ii) the Seller has, in all material respects, complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

                    (c)          Wachovia shall have delivered to the Initial Purchaser a certificate, dated the Closing Date, of the President, a Senior Vice President or a Vice President of Wachovia to the effect that the signer of such certificate has examined, or has relied upon an examination conducted by appropriate persons authorized by him, of this Agreement, and that, to the best of his or her knowledge after reasonable investigation:

(i) the representations and warranties of Wachovia in this Agreement are true and correct in all material respects; and

(ii) Wachovia has, in all material respects, complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

                    (d)          The Seller and the Initial Purchaser shall have received from KPMG LLP, certified public accountants, letters, in form and substance satisfactory to the Initial Purchaser, stating in effect that:  (i) they have performed certain specified procedures as a result of which they have determined that the information of an accounting, financial or statistical nature set forth in the Preliminary Memorandum and the Memorandum agrees with the data sheet or computer tape prepared by or on behalf of each of the Mortgage Loan Sellers, unless otherwise noted in such letter; and (ii) they have compared the data contained in the data sheet or computer tape referred to in the immediately preceding clause (i) to information contained in an agreed upon sampling of the Mortgage Loan files and in such other sources as shall be specified by them, and found such data and information to be in agreement in all material respects, unless otherwise noted in such letter.

                    (e)          On or before the Closing Date, the Initial Purchaser and counsel to the Initial Purchaser shall have been furnished with such other documents and opinions as they may reasonably require including, without limitation, opinions of counsel to each of the Mortgage Loan Sellers, the Trustee, the Master Servicer and the Special Servicer, for the purpose of enabling them to pass upon the issuance and sale of the Purchased Certificates as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Seller in connection with the issuance and sale of the Purchased Certificates as herein contemplated shall be satisfactory in form and substance to the Initial Purchaser and counsel to the Initial Purchaser.

                    If any of the conditions specified in this Section 5 shall not have been fulfilled in all material respects when and as provided in this Agreement, if the Seller is in breach of any covenants or agreements contained herein or if any of the opinions and certificates referred to above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Initial Purchaser and counsel for the Initial Purchaser, this Agreement and all obligations of the Initial Purchaser hereunder may be canceled at, or at any time prior to, the Closing Date by the Initial Purchaser.  Notice of such cancellation shall be given to the Seller in writing, or by telephone or telegraph confirmed in writing.

6. Indemnification.

                    (a)          The Seller and Wachovia, jointly and severally, agree to indemnify and hold harmless the Initial Purchaser, its officers and directors and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act and Section 20 of the Securities Exchange Act of 1934 (the “1934 Act”) as follows:

                         (i)          against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum and the Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the foregoing indemnity shall not inure to the benefit of the Initial Purchaser (or to the benefit of any person controlling the Initial Purchaser) from whom the person asserting claims giving rise to any such losses, claims, damages, expenses or liabilities resulting from the purchase of any Purchased Certificates by any person if such untrue statement or omission or alleged untrue statement or omission made in the Preliminary Memorandum and the Memorandum is eliminated or remedied in the Memorandum or a corrected and amended Memorandum, as applicable, and a copy of the Memorandum or such corrected and amended Memorandum, as applicable, shall not have been sent to such person at or prior to the written confirmation of the sale of such Purchased Certificates to such person unless such failure to deliver the Memorandum (as corrected or amended, if applicable) was a result of the Seller’s failure to furnish copies thereof in sufficient quantity or the Seller’s failure to deliver copies thereof in such reasonable time period that would have allowed the Initial Purchaser to provide the Memorandum (as corrected or amended, if applicable) to such person at or prior to the written confirmation of the sale of such Certificates to such person; provided, however, the indemnity provided by this Section 6(a) shall not apply to any loss, liability, claim, damage or expense to the extent any such untrue statement or alleged untrue statement or omission or alleged omission arises out of or is based upon an untrue statement or omission with respect to information with respect to which a Mortgage Loan Seller provides indemnification pursuant to Section 7 of each of the related Mortgage Loan Purchase Agreements (the “Mortgage Loan Seller Covered Information”); provided, further, the indemnity provided by this Section 6(a) shall not apply to any loss, liability, claim, damage or expense to the extent any such untrue statement or alleged untrue statement or omission or alleged omission arises out of or is based upon an untrue statement or omission with respect to any Master Servicer Covered Information, any Special Servicer Covered Information or any Trustee Covered Information; provided, further, the indemnification provided by this Section 6 shall not apply to the extent that such untrue statement or omission of a material fact was made as a result of an error in the manipulation of, or in any calculations based upon, or in any aggregation of the information regarding the Mortgage Loans, the related Mortgagors and/or the related Mortgaged Properties set forth in the Master Tape or Annex A to the Prospectus Supplement or any preliminary form thereof to the extent (i) such information was materially incorrect in the Master Tape or such Annex A, as applicable, including, without limitation, the aggregation of such information relating to the Mortgage Loans in the Trust Fund or the information provided by each of the Mortgage Loan Sellers, and (ii) such loss, liability, claim, damage or expense would be subject to the provisions of Section 7 of each of the Mortgage Loan Purchase Agreements.  The “Master Tape” shall mean the compilation of information and data regarding the Mortgage Loans covered by each Report on Applying Agreed-Upon Procedures (and any subsequent updates) rendered by KPMG LLP and prepared in connection with transactions contemplated by the Pooling and Servicing Agreement;

                         (ii)          against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Seller or as otherwise contemplated by Section 6(c) of this Agreement; and

                         (iii)          against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Initial Purchaser), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above.

                    (b)          The Initial Purchaser agrees to indemnify and hold harmless the Seller, and each person, if any, who controls the Seller within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense arising out of untrue statements or omissions, or alleged untrue statements or omissions, made in the Memorandum (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Seller by the Initial Purchaser expressly for use in the Preliminary Memorandum and the Memorandum (or any amendment or supplement thereto); provided that no such material misstatement or omission arises from an error or omission in information relating to the underlying data regarding the Mortgage Loans or the related Mortgagors or Mortgaged Properties provided by the Seller or the Mortgage Loan Sellers to the Initial Purchaser.  It is hereby acknowledged that the statements set forth in the first sentence of the second paragraph under the caption “PLAN OF PLACEMENT” constitute the only written information furnished to the Seller by the Initial Purchaser expressly for use in the Preliminary Memorandum and the Memorandum (or any amendment or supplement thereto).  In addition, the Initial Purchaser shall indemnify and hold harmless the Seller, its officers and directors and each person, if any, who controls the Seller within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all losses, liabilities, claims and damages as incurred arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact which, when read together with the Preliminary Memorandum or the Memorandum, as applicable, was required to be stated therein or necessary to make the statements therein, not misleading contained in any Free Writing Prospectus (as defined in Rule 433 under the 1933 Act) prepared by or on behalf of the Initial Purchaser provided that no such material misstatement or omission arises from an error or omission in information relating to the Mortgage Loans or the related Mortgagors or Mortgaged Properties provided by the Seller or the Mortgage Loan Sellers to the Initial Purchaser; provided, further, that any such materials were distributed by the Initial Purchaser to an investor that purchased Purchased Certificates from the Initial Purchaser.

                    (c)          Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability which it may have otherwise than on account of the indemnity provided by this Section 6.  An indemnifying party may participate at its own expense in the defense of any such action and, to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from the indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel, or (ii) the indemnifying party shall not have assumed the defense of such action, with counsel satisfactory to the indemnified party, within a reasonable period following the indemnifying party’s receiving notice of such action, or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  In no event shall the indemnifying party or parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its or their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  Unless it shall assume the defense of any proceeding, an indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel or any other expenses for which the indemnifying party is obligated under this subsection, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.  If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party or, if such settlement provides for unconditional release of the indemnified party in connection with all matters relating to the proceeding that have been asserted against the indemnified party in such proceeding by the other parties to such settlement, without the consent of the indemnified party.

                    (d)          If the indemnification provided for in this Section 6 is unavailable to an indemnified party under subsection (a) or (b) or insufficient in respect of any losses, liabilities, claims or damages referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party (or in the case of the Seller, the Seller and Wachovia, jointly and severally), shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Seller on the one hand and the Initial Purchaser on the other from the offering of the Purchased Certificates or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Seller on the one hand and of the Initial Purchaser on the other in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Seller and Wachovia on the one hand and the Initial Purchaser on the other shall be deemed to be in the same respective portions as the net proceeds (before deducting expenses) received by the Seller from the sale of the Purchased Certificates and the total discounts and commissions received by the Initial Purchaser in connection therewith bear to the aggregate sales price of the Purchased Certificates.  The relative fault of the Seller on the one hand and of the Initial Purchaser on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Seller or by the Initial Purchaser, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Initial Purchaser shall not be obligated to contribute more than the difference between the aggregate price at which it acquired the Purchased Certificates purchased by it hereunder and the aggregate price at which it sold such Purchased Certificates, less any damages otherwise paid by the Initial Purchaser with respect to such loss, claim, damage or liability.

                    (e)          The parties hereto agree that it would not be just and equitable if contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take account of the considerations referred to in subsection (d) above.  The amount paid or payable by an indemnified party as a result of the losses, liabilities, claims or damages referred to in this Section 6 shall be deemed to include any legal fees and disbursements or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such claim except where the indemnified party is required to bear such expenses, which expenses the indemnifying party shall pay as and when incurred, at the request of the indemnified party, to the extent that it is reasonable to believe that the indemnifying party will be ultimately obligated to pay such expenses.  In the event that any expenses so paid by the indemnifying party are subsequently determined to not be required to be borne by the indemnifying party hereunder, the party which received such payment shall promptly refund the amount so paid to the party which made such payment.  Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any indemnified party at law or in equity.

                    (f)          The indemnity and contribution agreements contained in this Section 6 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by the Seller, the Initial Purchaser, any of their respective directors or officers or any person controlling the Seller or the Initial Purchaser, and (iii) acceptance of and payment for any of the Purchased Certificates.

                    7.          Representations and Warranties to Survive Delivery.

                    All representations and warranties of the Seller and Wachovia contained in this Agreement shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchaser or any controlling person in respect of the Initial Purchaser, or by or on behalf of the Seller or any controlling person in respect of the Seller, or by Wachovia or any controlling person in respect of Wachovia, and shall survive delivery of the Purchased Certificates to the Initial Purchaser.

                    8.          Termination of Agreement.

                    (a)          The Initial Purchaser may terminate its obligations under this Agreement, by notice to the Seller, at any time at or prior to the Closing Date (i) if there has been, since the date of this Agreement or since the date as of which information is given in the Memorandum, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Seller, Wachovia or the Mortgage Loan Sellers, whether or not arising in the ordinary course of business, (ii) if there has occurred any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which is such as to make it, in the reasonable judgment of the Initial Purchaser, impracticable to market the Purchased Certificates or to enforce contracts for the sale of the Purchased Certificates, (iii) if trading generally on the American Stock Exchange or the New York Stock Exchange or on the Nasdaq National Market has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, (iv) if a banking moratorium has been declared by either federal or New York authorities or (v) a material disruption in securities, settlement, payments or clearance services in the United States or other relevant jurisdiction shall have occurred.

                    (b)          If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party, except as provided in Section 7 or Section 8(c) hereof.

                    (c)          The provisions of Section 9 hereof regarding the payment of costs and expenses and the provisions of Section 6 hereof shall survive the termination of this Agreement, whether such termination is pursuant to this Section 8 or otherwise.

                    9.          Costs.

                    The Seller will pay, or cause to be paid, all costs and expenses in connection with the transactions herein contemplated, including, but not limited to, the fees and disbursements of its counsel; the costs and expenses of printing (or otherwise reproducing) and delivering the Pooling and Servicing Agreement and the Purchased Certificates; the fees and disbursements of accountants for the Seller (including, but not limited to, fees and disbursements in connection with such accountants’ review of the Preliminary Memorandum and the Memorandum); the reasonable out-of-pocket costs and expenses in connection with the qualification or exemption of the Purchased Certificates under state securities or “blue sky” laws, including filing fees and reasonable fees and disbursements of counsel in connection therewith, in connection with the preparation of any blue sky survey and in connection with any determination of the eligibility of the Purchased Certificates for investment by institutional investors and the preparation of any legal investment survey; the expenses of printing any such blue sky survey and legal investment survey; the cost and expenses in connection with the preparation, printing and filing of the Preliminary Memorandum and the Memorandum, the preparation and printing of this Agreement and the delivery to the Initial Purchaser of such copies of the Preliminary Memorandum and the Memorandum as you may reasonably request; the fees of each Rating Agency that is rating the Purchased Certificates; and the reasonable fees and disbursements of counsel to the Initial Purchaser.

                    10.          Notices.

                    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notice to Wachovia Capital Markets, LLC shall be directed to it at

301 South College Street, One Wachovia Center, Charlotte, North Carolina 28288-0166, Attention:  Managing Director, with a copy to Lars A. Carlsten at 301 South College Street, One Wachovia Center, Legal Division, Charlotte, North Carolina 28288-0630 and a copy to Stuart N. Goldstein, Esq., 227 West Trade Street, Suite 2400, Charlotte, North Carolina 28202; notice to Wachovia shall be directed to it at 301 South College Street, One Wachovia Center, Charlotte, North Carolina 28288-0166, Attention:  Managing Director; and notices to the Seller shall be directed to it at Wachovia Commercial Mortgage Securities, Inc., 301 South College Street, One Wachovia Center, Charlotte, North Carolina 28288-0166, Attention: President; with a copy in the case of the Seller and Wachovia to Lars A. Carlsten at 301 South College Street, One Wachovia Center, Legal Division, Charlotte, North Carolina 28288-0630; or such other address as may hereafter be furnished by the Initial Purchaser, Wachovia or the Seller to the other such parties in writing.

                    11.          Parties.

                    This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser and the Seller and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchaser and the Seller and their respective successors and the officers, directors and controlling persons referred to in Section 6 hereof and their respective successors, heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchaser and the Seller and their respective successors and said officers, directors and controlling persons and their respective successors, heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Purchased Certificates from the Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

                    12.          Governing Law; Counterparts.

                    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in said State. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all of which shall together constitute but one and the same instrument.

                    13.          Miscellaneous.

                    This Agreement supersedes all prior or contemporaneous agreements and understandings relating to the subject matter hereof.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought.

                    14.          Obligations Solely Contractual in Nature; No Fiduciary Relationship.

                    The Seller acknowledges and agrees that the responsibility to the Seller of the Initial Purchaser pursuant to this Agreement is solely contractual in nature and that the Initial Purchaser or its affiliates shall not be acting in a fiduciary or advisory capacity, or shall otherwise owe any fiduciary or advisory duty, to the Seller pursuant to this Agreement in connection with the offering of the Purchased Certificates and the other transactions contemplated by this Agreement.

                    If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Seller a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Seller, Wachovia and the Initial Purchaser in accordance with its terms.

Very truly yours,

WACHOVIA COMMERCIAL MORTGAGE SECURITIES, INC.

By:

Name:	H. Royer Culp, Jr.
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:

Name:	Charles L. Culbreth
Title:	Managing Director

                    The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

WACHOVIA CAPITAL MARKETS, LLC

By:

Name:	Elizabeth K. Stinson
Title:	Vice President

SCHEDULE I

Certificate Purchase Agreement, dated May 11, 2007

Cut-Off Date:     May 1, 2007, May 5, 2007, May 6, 2007,  May 7, 2007, May 8, 2007, May 10, 2007 or May 11, 2007

Certificates:     Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2007-C31

Class Designation	Initial Aggregate Certificate Principal Balance or Notional Amount of Class	Initial Pass-Through Rate	Purchase Price%(1)	Moody’s Investors Service, Inc.(2)	Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies(2)

Class A-5FL	$500,000,000	LIBOR + 0.210%	100.0000	Aaa	AAA
Class G	$58,454,000	5.962%	97.9855	A3	A–
Class H	$80,376,000	5.962%	93.1269	Baa1	BBB+
Class J	$51,147,000	5.962%	91.4082	Baa2	BBB
Class K	$65,762,000	5.962%	86.0168	Baa3	BBB–
Class L	$29,227,000	5.134%	84.6586	Ba1	BB+
Class M	$14,614,000	5.134%	82.2149	Ba2	BB
Class N	$21,921,000	5.134%	71.2502	Ba3	BB–
Class O	$14,614,000	5.134%	67.1580	B1	NR
Class P	$14,613,000	5.134%	62.7251	B2	NR
Class Q	$14,614,000	5.134%	58.6677	B3	NR
Class S	$7,306,000	5.134%	37.4583	Caa1	NR
Class T	$14,614,000	5.134%	37.4583	Caa2	NR
Class U	$58,455,231	5.134%	37.4482	NR	NR
Class IO	$5,845,468,231	5.134%	2.0590	Aaa	AAA

(1)

Expressed as a percentage of the aggregate Certificate Principal Balance or Notional Amount, as applicable, of the relevant class of Certificates to be purchased.  There shall be added to the purchase price for each class of the Certificates accrued interest at the initial Pass-Through Rate thereof on the aggregate stated amount thereof to be purchased from May 1, 2007, to but not including the Closing Date.

(2)	“NR” indicates that such Class is not rated by the applicable Rating Agency.

Closing Date and Location: 10:00 A.M. on May 23, 2007, at the offices of Dechert LLP in Charlotte, North Carolina.